Exhibit (a)(1)(ix)

Osprey Bitcoin Trust Announces Termination of Tender Offer

FAIRFIELD, C.T. — February 6, 2024 —Osprey Bitcoin Trust (OTCQX: OBTC), a Delaware statutory trust (“Osprey” or the “Trust”), announced today that it has terminated the previously announced offer to purchase for cash via tender offer (the “Offer”) up to 20% or 1,668,107 outstanding common units of fractional undivided beneficial interest (the “Units”) at a purchase price equal to their net asset value (“NAV”), less any applicable withholding taxes and fees payable to Osprey Funds, LLC, the sponsor of the Trust (the “Sponsor”). The Offer was being made in accordance with the terms and subject to the conditions described in the offer to purchase (the “Offer to Purchase”) and the related Letter of Transmittal and other related materials as may be amended or supplemented from time to time (collectively, the “Offer”). Capitalized terms used and not otherwise defined shall have the meanings assigned to such terms in the Offer to Purchase.

Termination occurred following discussions with the staff of the Securities and Exchange Commission (the “SEC”), in which the staff indicated that the pricing structure of the Offer did not comport with their administration of Rule 13e-4 under the Securities Exchange Act of 1934, as amended, and would require the Trust to set the Valuation Date as of a date prior to the Expiration Date. The Sponsor has determined that such a change in the structure of the Offer would have had a material adverse effect on either the tendering unitholders, or the non-tendering unitholders, and would result in the Offer being either (i) dilutive to non-tendering unitholders or (ii) dilutive to tendering unitholders. Such results would have been inconsistent with the operation with the Trust, which depends on investors entering and departing the Trust at NAV, and would contravene the Trust’s investment objective, which is to reflect the performance of Bitcoin. The Trust is a passive investment vehicle and it does not engage in activities designed to obtain a profit from, or to ameliorate losses caused by, changes in the market prices of Bitcoin.

Pursuant to the Offer to Purchase, the Trust may terminate the Offer, if in the Sponsor’s reasonable judgment and regardless of the circumstances giving rise to the event or events (other than any deliberate action or inaction by the Sponsor or the Trust), an event or condition that would have a material adverse effect on the Trust or its investors if Units tendered pursuant to the Offer were purchased has occurred.

As a result of this termination, no Units will be purchased in the Offer and any Units previously tendered that are not withdrawn will be promptly returned to tendering unitholders.

 “We are disappointed to terminate the tender offer and puzzled by the regulatory stance here. The pricing structure contemplated is similar to what has been used by numerous closed-end funds to conduct issuer tender offers at NAV post-expiration,” stated Greg King, Chief Executive Officer of Osprey Funds, LLC. “We will continue to evaluate the best course of action for the Trust going forward with unitholders’ best interests in mind.”

About Osprey

Osprey Funds, LLC (Osprey) offers common sense solutions to digital asset investing. Based in Fairfield, Connecticut, Osprey is dedicated to building better investment products that offer secure, transparent, and cost-effective access to digital assets. Learn more by visiting https://ospreyfunds.io/.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of applicable U.S. securities laws, including statements about the tender offer, including the value of the units to be offered to purchase in the tender offer and whether the tender offer is actually consummated. Forward-looking statements may be identified by words such as “seek”, “believe”, “plan”, “estimate”, “anticipate”, “expect”, “intend”, “continue”, “outlook”, “may”, “will”, “should”, look forward” “could”, or “might”, and other similar expressions. These forward-looking statements involve risks and uncertainties, as well as assumptions that, if they do not fully materialize or prove incorrect, could cause our results to differ materially from those expressed or implied by such forward-looking statements. Factors that could materially affect our business and financial results include, but are not limited to, the factors described in the forward-looking statement disclosure and “Risk Factors” section of our most recent Annual Report on Form 10-K, as updated by the “Risk Factors” section of our Quarterly Reports on Form 10-Q for the quarters ended March 1, 2023, June 30, 2023, and September 30, 2023. All forward-looking statements speak only as of the time when made. We do not have any intent, and disclaim any obligation, to update the forward-looking information to reflect events that occur, circumstances that exist or changes in our expectations after the date of this press release, except as required by law.

Investor Contact:

Gregory FCA for Osprey Funds

osprey@gregoryfca.com

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